Exhibit 99.1

Biohaven Reports Recent Business Developments and Fourth Quarter and Full Year 2025 Financial Results

•Prioritizing three key, late-stage clinical programs including Molecular Degrader of Extracellular Proteins (MoDE™) and Targeted Removal of Aberrant Protein (TRAP™) extracellular protein degradation for immunological diseases, Kv7 ion channel modulation for epilepsy; and myostatin-activin pathway targeting obesity:
◦Inflammation and Immunology:
▪Graves' Disease: First-in-patient clinical experience with IgG MoDE degrader BHV-1300 resulted in complete suppression of disease-causing TSH receptor-stimulating antibodies, normalization of previously elevated thyroid hormones within weeks after dosing a patient with Graves' disease. BHV-1300 has shown the potential for best-in-class reductions of IgG, with maximum reductions of up to an 87% decrease from baseline within weeks of dosing in a study conducted in healthy volunteers. The Company intends to initiate a pivotal study with BHV-1300 in Graves' disease in the second half of 2026.
▪IgA Nephropathy (IgAN): First dosing of BHV-1400 TRAP degrader in IgAN patients achieved early observations of both biomarker and clinical responses. BHV-1400 previously achieved rapid lowering of Gd-IgA1 with a mean reduction of >60% within hours and maximum reduction exceeding 80% in a study conducted in healthy volunteers. A pivotal study is set to initiate in the first quarter of 2026.
◦Ion Channel:
▪Epilepsy: In an ongoing open-label extension study of Biohaven’s selective Kv7 channel activator, the majority of participants who completed at least 6 months of open-label extension (OLE) treatment with opakalim 75 mg once daily showed ≥50% reductions in seizure frequency compared to pretreatment baseline. Opakalim was well-tolerated in the OLE with a low incidence of central nervous system adverse events, representing a potential paradigm-shift for patients with a highly favorable and differentiated safety profile compared to other approved or investigational antiseizure medicines. Pivotal results for opakalim in the treatment of focal epilepsy are expected in the second half of 2026.
◦Myostatin-Activin:
▪Obesity: In 4Q 2025, Biohaven initiated a Phase 2 study in people living with overweight and obesity, with topline results expected in the second half of 2026. The study is evaluating the ability of taldefgrobep, administered once-weekly or once-monthly via autoinjector, to achieve high quality weight loss including reducing fat mass and total body weight while also increasing lean muscle mass.
•Disciplined approach to balance sheet management and capital preservation in place, as we continue positioning the portfolio for future value creation, including ongoing evaluation of potential strategic opportunities with non-priority programs:
◦Broader Degrader Portfolio: With clinical proof-of-concept now established, Biohaven is positioned to advance multiple next-generation extracellular protein degraders targeting high value immune-mediated disease indications and explore strategic partnerships to advance the breadth of this platform technology. Potential applications include BHV-1420 in membranous nephropathy, BHV-1450 in pemphigus vulgaris, myasthenia gravis, and encephalitis, BHV-1440 in Graves' disease and thyroid eye disease, BHV-6500 in type 1 diabetes, BHV-1490 in cryoglobulinemia, Waldenstrom's macroglobulinemia and IgM neuropathy, BHV-1310 for management of rare IgG-mediated indications, and various additional undisclosed degraders.
◦Highly differentiated, next-generation antibody drug conjugate (ADC) portfolio: Phase 1/2 study evaluating BHV-1510 (Trop2 ADC) as monotherapy and in combination with Regeneron's anti-PD-1 monoclonal antibody cemiplimab shows continued clinical activity with confirmed responses in non-small cell lung cancer, endometrial cancer, and urothelial cancer with a differentiated safety profile in the ongoing study. BHV-1510 is the first and only Trop2 ADC in clinic with potential subcutaneous route of administration. Additionally, first-in-class FGFR3 directed ADC, BHV-1530, continues with dose escalation and no dose limiting toxicities to date.
◦TYK2/JAK1 inhibition: Pivotal clinical trial evaluating Biohaven's brain-penetrant TYK2/JAK1 inhibitor for the treatment of early Parkinson's disease continues to advance enrollment.
◦Cash, cash equivalents, marketable securities and restricted cash as of December 31, 2025, totaled approximately $322.0 million. Subsequent to December 31, 2025, the Company issued and sold an additional 17.2 million common shares for net proceeds of $178.9 million, including a directed common share sale to Janus Henderson Investors as a block transaction under the Company’s “at-the-market” offering program.

NEW HAVEN, Conn., March 2, 2026 /PRNewswire/ – Biohaven Ltd. (NYSE: BHVN) (Biohaven or the Company), a global clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of life-changing therapies to treat a broad range of rare and common diseases, today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided a review of recent accomplishments and anticipated upcoming developments.

Vlad Coric, M.D., Chairman and Chief Executive Officer of Biohaven, commented, "We made significant progress over the past year in advancing our pipeline of innovative therapies, particularly with our revolutionary degrader platform, the central pillar of our long-term strategic focus in immunology and inflammation. Biohaven is a leader in the field of targeted extracellular protein degradation with our MoDE and TRAP degraders, with a technology borne out of ground-breaking science exclusively licensed from Yale and developed internally by our impressive discovery engine. MoDE and TRAP degraders have demonstrated the ability to rapidly, profoundly, and selectively target the root causes of disease without compromising patients’ healthy immune functions. To date, we have established strong IP across multiple disease targets, advanced next-generation drug candidates, developed easy-to-use autoinjectors, and, most critically, provided proof of concept with a robust body of evidence in non-clinical studies as well as in healthy volunteers and patients. Our degrader portfolio possesses the potential to address an array of well-validated targets with highly differentiated mechanisms of action, reinforcing our confidence in this platform as a meaningful driver of future value creation, and we have the unique opportunity to be the first to market with this innovative technology.”

“In parallel, we advanced other key programs that underscore the breadth and balance of our pipeline. Our selective Kv7 program is an extremely promising approach for treating focal epilepsy, which has the potential to address the significant unmet medical need for a novel efficacious antiseizure medicine that is easy-to-use, does not burden patients with central nervous system (CNS) side effects like dizziness and somnolence, and does not make their comorbidities worse. In fact, we were very excited to report preliminary data demonstrating strong signals of efficacy from our ongoing open label extension (OLE) trial of opakalim, including improvements in seizure frequency greater than or equal to 50% in the majority of participants treated with opakalim 75 mg once daily for at least six months in the OLE, coupled with an exceptional tolerability profile. We are on track to deliver pivotal topline data from this program this year. Shifting to our third and final key strategic focus area, with our myostatin-activin pathway inhibitor, taldefgrobep alfa, we are now exploring the opportunity to address critical gaps in the treatment of obesity. Specifically, taldefgrobep is designed to directly target fat, build muscle and increase bone density while avoiding the intolerable adverse effects that occur with other myostatin-activin inhibitors. We look forward to reporting topline data with this exciting program this year. Together, these assets reflect our focus on pursuing scientifically rigorous programs with the potential to deliver impactful therapies to patients, and critical milestones are on the horizon this year for all three of these core programs.”

Matt Buten, Biohaven’s Chief Financial Officer, added, “Though progress across our portfolio was demonstrable, we redoubled efforts to execute with a renewed emphasis on financial discipline. During the final quarter of 2025, we initiated strategic portfolio and cost-optimization measures, carefully prioritized investments, aligned spending with clear development milestones, and maintained a prudent approach to capital allocation. This disciplined approach positions Biohaven to advance these three key programs with the highest probability of generating near term value efficiently while preserving flexibility to opportunistically support sustained innovation in our oncology portfolio and with other emerging targets."

Full Year and Recent Business Updates

Corporate updates:

Initiated strategic cost optimization efforts across portfolio in 4Q 2025 to focus forward-looking spend on three value-driving, late-stage clinical programs that will prioritize resources:
•Lead TRAP and MoDE extracellular degraders, for IgA nephropathy (BHV-1400) and Graves’ disease (BHV-1300);
•Opakalim, selective Kv7 ion channel activator, in pivotal studies for focal epilepsy; and
•Taldefgrobep alfa, myostatin-activin pathway inhibitor, in Phase 2 for obesity.
•In November 2025, we announced a restructuring of business priorities and an optimization of resource allocation, expected to achieve an approximately 60% reduction in annual direct R&D spend (which excludes personnel and share-based compensation). The fourth quarter results that we are releasing today reflect the commencement of those restructuring and optimization efforts. Subsequently, in 2026, we have reported positive early clinical experience from clinically validated, extracellular protein degraders using our proprietary MoDE and next-generation, highly selective TRAP degraders. In addition, subsequent to December 31, 2025, the Company issued and sold an additional 17.2 million common shares for net proceeds of $178.9 million, including a directed common share sale to Janus Henderson Investors as a block transaction under the Company’s “at-the-market” offering program. As reported today, we are accelerating pivotal degrader trials using our proprietary MoDE and next-generation, highly selective TRAP degraders. We continue to expect that the restructuring and optimization efforts that we commenced in the fourth quarter of 2025 will lead to a reduction in annual direct R&D spend, although the acceleration of these trials is expected to reduce the level of that reduction.

Continued pipeline advancement and ongoing business activities through capital raising initiatives:
•In 2026, the Company issued and sold 17.2 million common shares for net proceeds of $178.9 million, including a $125 million in gross proceeds directed common share sale to Janus Henderson Investors as a block transaction under the Company’s “at-the-market” offering program.
•In November 2025, the Company generated gross proceeds of approximately $200 million in an upsized public offering of common shares.
•In April 2025, the Company announced an investment of up to $600 million by Oberland Capital, comprised of $250 million funded at closing, $150 million available at the Company's option upon the achievement of regulatory milestones related to troriluzole, and up to $200 million available at the mutual agreement of the parties for permitted strategic acquisitions and related costs and expenses.

Entered into MoU with KAUST:
•In January 2026, Biohaven entered into a memorandum of understanding (MoU) with the King Abdullah University of Science and Technology (KAUST) to collaborate on discovery efforts and leverage the University's technology capabilities including strengths in its Smart Health initiatives, generative AI, and supercomputing. The agreement was established as part of an initiative to further advance and accelerate next-generation degrader development.

Key program updates:

Gd-IgA1 TRAP Degrader (BHV-1400) and IgG MoDE Degrader (BHV-1300)
Biohaven MoDE and TRAP extracellular protein degraders harness selectivity, rapidity and patient-friendly self-administration to remove disease-causing proteins from the body to potentially treat a range of diseases. Each MoDE or TRAP degrader is a novel bispecific molecule that targets a specific form of disease-causing circulating protein and directs it to the liver for degradation by the endosomal/lysosomal pathway.

IgAN Program:
•In January 2026, first dosing of TRAP degrader BHV-1400 in IgAN patients achieved early observations of both biomarker and clinical responses including: selective lowering of only the disease-causing galactose-deficient IgA1 (Gd-IgA1) while sparing off-target effects on healthy antibodies (IgA, IgM, IgE, IgG), resolution of blood in the urine (hematuria), deep reductions in proteinuria, and improvement in fatigue and kidney function (eGFR) within weeks.

•In May 2025, the Company shared results from the ongoing Phase 1 study in healthy volunteers, in which a single dose of BHV-1400 was subcutaneously administered at a dose of 500 mg and achieved rapid, deep and sustained reductions in Gd-IgA1 of up to 81%, with a median reduction of 66%. Reductions occurred within hours of each dose, were progressive, and were sustained for weeks after a single dose administration. Effects were selective, with no significant reductions observed in other immunoglobulins: IgA, IgG, IgE, or IgM.
•The pivotal IgAN study is expected to initiate in the first quarter of 2026.

Graves' Disease Program:
•In January 2026, the Company announced first-in-patient clinical experience with IgG MoDE degrader BHV-1300 resulted in a complete suppression of disease-causing TSH receptor-stimulating antibodies with accompanying normalization of previously elevated thyroid hormones within weeks after dosing a patient with Graves' disease.
•In May 2025, the Company released positive data from its Phase 1 multiple-dose study in healthy volunteers, whereby SC administered BHV-1300 achieved IgG reductions up to 87%. Median maximum reductions of 83% were achieved within 18 days.
•Biohaven is planning a pivotal study of BHV-1300 in Graves' disease in the second half of 2026.

Broad Degrader Portfolio: With clinical proof-of-concept now established, Biohaven is positioned to advance multiple next-generation degraders targeting high value immune-mediated disease indications and explore strategic partnerships to advance the breadth of this platform technology, including:

•BHV-1420, a PLA2R autoantibody specific TRAP degrader, for membranous nephropathy;
•BHV-1450, an IgG4 specific MoDE degrader, for potential indications including pemphigus vulgaris and myasthenia gravis with anti-MuSK antibodies;
•BHV-1440, a TSHR autoantibody specific TRAP degrader, as the next-generation of immune therapy for Graves' disease and thyroid eye disease;
•BHV-6500, a proinsulin and insulin autoantibody TRAP degrader, for type 1 diabetes;
•BHV-1490, an IgM MoDE degrader for cryoglobulinemia, Waldenstrom's macroglobulinemia and IgM neuropathy;
•BHV-1310, a next generation IgG MoDE degrader, for management of rare IgG-mediated indications;
•BHV-1600, a beta-1 adrenergic receptor autoantibody degrader, for cardiomyopathy; and,
•Multiple undisclosed degrader targets in early discovery development.

Opakalim
Next-generation, selective Kv7 activator, targeting a clinically validated mechanism of action for the treatment of epilepsy.

Focal Epilepsy Program:
•In January 2026, the Company announced preliminary data from the ongoing OLE study in focal epilepsy, demonstrating clinically meaningful reductions in seizure frequency compared to pretreatment baseline. Specifically, the majority of participants treated with opakalim 75 mg once daily who completed at least six months of OLE treatment showed ≥50% reductions in seizure frequency compared to pretreatment baseline.
•Opakalim was well-tolerated in the OLE with a low incidence of CNS adverse events, representing a potential paradigm-shift for patients with a highly favorable and differentiated safety profile compared to other approved or investigational antiseizure medicines.
•Top‑line results from the first of two pivotal studies of opakalim in the treatment of focal epilepsy are expected in the second half of 2026.

Taldefgrobep alfa
Novel inhibitor of the myostatin-activin signaling pathway with the potential to achieve high quality weight loss in people living with obesity.

Obesity Program:
•Biohaven initiated a taldefgrobep Phase 2 proof-of-concept study in obesity in 4Q 2025; topline results are expected in the second half of 2026. This randomized, double-blind, placebo-controlled, 24-week, dose-ranging study is evaluating the efficacy and tolerability of once-weekly and once-monthly taldefgrobep as monotherapy, via self-administered autoinjector, in adults living with overweight and obesity.
•Taldefgrobep's differentiated mode of action targets fat reduction, building muscle, and increasing bone density.
◦In a Phase 1 study, taldefgrobep has demonstrated beneficial changes in fat mass and lean mass in non-obese populations, including healthy adult participants. Participants who received taldefgrobep once-weekly realized significant reductions in total body fat mass (>6%) and increases in lean muscle mass (up to 4%) after one month of dosing.
◦These body composition parameters continued to demonstrate additional improvements after cessation of dosing associated with the persistence of the pharmacologically active taldefgrobep-myostatin complex, suggesting the drug may support extended dosing intervals.
◦Nonclinical data demonstrated that the complex can also potently inhibit the Activin E-ALK7 signaling axis within adipocytes, further underpinning the complementary mechanistic advantages of taldefgrobep in both growing muscle and reducing fat.
•Taldefgrobep has demonstrated a highly favorable safety and tolerability profile in >700 clinical trial participants studied to date.

Other pipeline updates:
As previously disclosed in 4Q 2025, development of programs outside of the key prioritized programs outlined above may be substantially downsized, paused or delayed as a result of the Company's strategic reprioritization.

Antibody Drug Conjugates (ADCs)
BHV-1510 is a next-generation ADC targeting TROP2-expressing carcinomas, or malignant neoplasms of epithelial origin. BHV-1530 is an FGFR3-directed ADC with potential indications in urothelial cancers and other solid tumors.

BHV-1510: In December 2025, the Company presented data from the ongoing BHV1510-101 trial at the ESMO Immuno-Oncology Congress. BHV-1510, demonstrated encouraging early clinical activity and differentiated safety profile in a Phase 1 study in combination with the anti-PD-1 cemiplimab:
•In a pretreated population of participants with advanced/metastatic cancer and the majority with prior PD-(L)1 treatment, BHV-1510 2.5 mg/kg Q3W plus cemiplimab resulted in confirmed objective response rates 3/5 (60%) in non-small cell lung cancer (NSCLC), 4/4 (100%) in endometrial cancer, and 1/2 (50%) in urothelial cancer.
•There were low rates of adverse events attributed to unconjugated payload such as hematological toxicities and diarrhea, and there were no cases of interstitial lung disease, showing a differentiated safety profile of BHV-1510 from other Trop2 ADCs. The most frequent toxicity observed was oral mucositis/stomatitis. This is a well-known class effect which is manageable.
•The pharmacokinetic profile for BHV-1510 was favorable, the unconjugated payload concentration is low, indicating a highly stable ADC in the circulation.
In January 2026, the Company announced the initiation of subcutaneous administration with BHV-1510, the first and only Trop2 ADC in clinic with the potential for subcutaneous delivery.

BHV-1530: In December 2025, the Company noted that dose escalation continues in the ongoing Phase 1 study; no dose limiting toxicities have been observed to date. The study is evaluating BHV-1530 in patients with advanced solid tumors, including patients whose cancers have progressed on or are intolerant to standard therapy.

TYK2/JAK1 Inhibition
BHV-8000 is an oral, brain-penetrant, selective TYK2/JAK1 inhibitor with broad potential for neuroinflammatory and neurodegenerative disorders.

Parkinson's disease (PD):
•Aligned with our current portfolio prioritization, a more focused execution plan concentrating on a select number of sites in the US has been implemented for the ongoing Phase 2/3 clinical trial in early Parkinson's disease to optimize efficiency and resource allocation.

Biohaven Discovery Engine:

Discovery has advanced multiple novel development candidates for future clinical development. Beyond the degrader platform, these include:
•BHV-1955 targeting the oxytocin receptor centrally for the treatment of tinnitus;
•BHV-2120, a brain-penetrant, oral, small molecule TRPM3 inhibitor for epilepsy;
•BHV-8555, a brain-penetrant, oral, small molecule preventing alpha-synuclein aggregation in Parkinson's disease; and,
•BHV-8100, a brain-penetrant, oral, small molecule activating the M2 isoform of pyruvate kinase (PKM2) for neurodegenerative disorders and aging.

Expected Upcoming Milestones:

We believe Biohaven is well positioned to achieve significant, value-creating milestones in 2026 across numerous programs:

Lead TRAP and MoDE Extracellular Protein Degraders (BHV-1400 and BHV-1300)
•BHV-1400: Completed 4Q25 meeting with the U.S. Food and Drug Administration (FDA) to align on pivotal IgAN study design; study to initiate in 1Q 2026
•BHV-1300: Pivotal study initiation in Graves' disease expected in 2H 2026.

Kv7 Activator (Opakalim):
•Continue two Phase 2/3 studies in focal epilepsy; initial topline results expected in the second half of 2026.

Myostatin-Activin Pathway Inhibitor (Taldefgrobep alfa):
•Initiated Phase 2 study in obesity in 4Q 2025; topline results expected in the second half of 2026

Capital Position:

Cash, cash equivalents, marketable securities and restricted cash as of December 31, 2025, totaled approximately $322.0 million. Subsequent to December 31, 2025, the Company issued and sold an additional 17.2 million common shares for net proceeds of $178.9 million and made a $42.7 million payment to Knopp Biosciences LLC (Knopp) to settle the 2025 Additional Consideration True-Up liability recorded in connection with the amendment to our Membership Interest Purchase Agreement with Knopp in May 2024 (the Knopp Amendment).

Fourth Quarter 2025 Financial Highlights:

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $121.9 million for the three months ended December 31, 2025, compared to $167.5 million for the three months ended December 31, 2024. The decrease of $45.5 million was primarily due to decreases in direct program spend, largely related to BHV-2100, opakalim and BHV-1530, which were partially offset by a $12.0 milestone payment for BHV-1510 during the fourth quarter of 2025 as well as increased program spend for our lead degraders, BHV-1300 and BHV-1400. The decrease in direct spend for BHV-1530 was primarily due to a one-time upfront payment of $6.0 million cash and non-cash issuance of common shares valued at $8.6 million for a development and license agreement entered into in the fourth quarter of 2024. Non-cash share-based compensation expense was $10.5 million for the three months ended December 31, 2025, an increase of $3.4 million as compared to the same period in 2024. Non-cash share-based compensation expense was higher in 2025 primarily due to our annual equity incentive awards granted in the first quarter of 2025.

General and Administrative (G&A) Expenses: G&A expenses, including non-cash share-based compensation costs, were $20.8 million for the three months ended December 31, 2025, compared to $22.5 million for the three months ended December 31, 2024. The decrease of $1.7 million was primarily due decreased personnel costs, excluding non-cash share based compensation. Non-cash share-based compensation expense was $6.5 million for the three months ended December 31, 2025, an increase of $0.8 million as compared to the same period in 2024. Non-cash share-based compensation expense was higher in 2025 primarily due to our annual equity incentive awards granted in the first quarter of 2025.

Other (Expense) Income, Net: Other (expense) income, net was other expense, net of $2.5 million for the three months ended December 31, 2025, compared to other income, net of $3.1 million for the three months ended December 31, 2024. The decrease of $5.6 million was primarily due to an increase in losses recorded for the change in the fair value the 2025 Additional Consideration True-Up derivative liability, decreased investment income, and a loss recognized on the impairment of a purchased loan commitment asset recorded in connection with the Note Purchase Agreement with Beetlejuice SA LLC, an affiliate of Oberland Capital Management LLC, entered into during the second quarter of 2025 (the NPA). These decreases were partially offset by an increase in gains related to changes in fair value of our notes payable liability under the NPA.

Net Loss: Biohaven reported a net loss for the three months ended December 31, 2025 of $145.6 million, or $1.21 per share, compared to $186.8 million, or $1.85 per share, for the same period in 2024. Non-GAAP adjusted net loss for the three months ended December 31, 2025 was $107.9 million, or $0.90 per share, compared to $173.3 million, or $1.71 per share, for the same period in 2024. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges and losses from the change in fair value of derivatives. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Full Year 2025 Financial Highlights

R&D Expenses: R&D expenses, including non-cash share-based compensation, were $635.1 million for the year ended December 31, 2025, compared to $795.9 million for the year ended December 31, 2024. The decrease was primarily due to a one-time non-cash expense during the year ended December 31, 2024 of $171.9 million paid in connection with the Knopp Amendment (the Knopp Amendment reduced our potential future milestone payments by $867.5 million and replaced the scaled high single digit to low teens royalty payment obligations with a flat royalty payment in the mid-single digits for the Kv7 programs). The decrease was also due to decreased program expense for BHV-2000, troriluzole, and opakalim. These decreases were partially offset by increased direct program spend for advancing clinical trials and preclinical research programs in 2025, including one-time developmental milestone payments of $15.0 million, $12.0 million, and $10.0 million for our BHV-8000, BHV-1510 and BHV-1530 programs, respectively, as well as increased non-cash share-based compensation expense. Non-cash share-based compensation expense was $72.8 million for the year ended December 31, 2025, an increase of $30.2 million as compared to the same period in 2024. Non-cash share-based compensation expense was higher in 2025 primarily due to our annual equity incentive awards granted in the first quarter of 2025.

G&A Expenses: G&A expenses, including non-cash share-based compensation costs, were $110.3 million for the year ended December 31, 2025, compared to $89.2 million for the year ended December 31, 2024. The increase of $21.1 million was primarily due to increased non-cash share-based compensation expense and increased expenses related to fees incurred in connection with the NPA and other legal costs. Non-cash share-based compensation expense was $39.6 million for the year ended December 31, 2025, an increase of $10.2 million as compared to the same period in 2024. Non-cash share-based compensation expense was higher in 2025 primarily due to our annual equity incentive awards granted in the first quarter of 2025.

Other Income (Expense), Net: Other income, net was other income of $8.0 million for the year ended December 31, 2025, compared to other income of $39.4 million for the year ended December 31, 2024. The decrease of $31.4 million was primarily due to an increase in losses recorded for the non-cash changes in the fair value of our forward contracts and derivative liabilities recorded in connection with the Knopp Amendment, decreased investment income, and other expense recognized to write-off an impaired asset related to the NPA during the year ended December 31, 2025. This was partially offset by an increase in non-cash gains related to changes in fair value of our notes payable liability under the NPA.

Net Loss: The Company reported a net loss attributable to common shareholders for the year ended December 31, 2025 of $738.8 million, or $6.86 per share, compared to $846.4 million, or $9.28 per share for the same period in

2024. Non-GAAP adjusted net loss for the year ended December 31, 2025 was $597.0 million, or $5.55 per share, compared to $790.6 million, or $8.67 per share for the same period in 2024. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges and losses from the change in fair value of derivatives. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, which are adjusted to exclude non-cash share-based compensation, which is substantially dependent on changes in the market price of common shares, and changes in the fair value of derivative liabilities, which do not correlate to actual cash payment obligations in the relevant periods. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance and can assist investors in comparing Biohaven's performance between periods.

In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this news release.

About Biohaven
Biohaven is a biopharmaceutical company focused on the discovery, development, and commercialization of life-changing treatments in key therapeutic areas, including immunology, neuroscience, and oncology. The company is advancing its innovative portfolio of therapeutics, leveraging its proven drug development experience and multiple proprietary drug development platforms. Biohaven's extensive clinical and preclinical programs include Kv7 ion channel modulation for epilepsy; MoDE™ and TRAP™ extracellular protein degradation for immunological diseases; and myostatin inhibition for neuromuscular and metabolic diseases, including obesity.

Forward-looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing and amounts of funding under the NPA. The use of certain words, including "continue", "plan", "will", "believe", "may", "expect", "anticipate" and similar expressions, is intended to identify forward-looking statements. Investors are cautioned that any forward-looking statements, including statements regarding the future development, timing and potential marketing approval and commercialization of development candidates and regarding reduction in annual direct R&D spend, are not guarantees of future performance or results and involve substantial risks and uncertainties. Actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors including: the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials; the timing of planned interactions and filings with the FDA; the timing and outcome of expected regulatory filings; complying with applicable U.S. regulatory requirements; the potential commercialization of Biohaven's product candidates and the expected timing thereof; the potential for Biohaven's product candidates to be successful therapies; the effectiveness of restructuring of business priorities; and the effectiveness and safety of Biohaven's product candidates. Additional important factors to be considered in connection with forward-looking statements are described in Biohaven's filings with the Securities and Exchange Commission, including within the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The forward-looking statements are made as of the date of this news release, and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$121,945	$167,473	$635,065	$795,871
General and administrative	20,789	22,458	110,313	89,240
Total operating expenses	142,734	189,931	745,378	885,111
Loss from operations	(142,734)	(189,931)	(745,378)	(885,111)
Other (expense) income, net	(2,470)	3,136	7,998	39,424
Loss before provision (benefit) for income taxes	(145,204)	(186,795)	(737,380)	(845,687)
Provision (benefit) for income taxes	351	48	1,442	735
Net loss	$(145,555)	$(186,843)	$(738,822)	$(846,422)
Net loss per share — basic and diluted	$(1.21)	$(1.85)	$(6.86)	$(9.28)
Weighted average common shares outstanding— basic and diluted	120,187,689	101,054,895	107,624,885	91,234,337

BIOHAVEN LTD.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share amounts)

	December 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$229,957	$99,134
Marketable securities	89,180	386,857
Prepaid expenses	47,022	49,376
Other current assets	2,170	3,105
Total current assets	368,329	538,472
Property and equipment, net	15,964	17,320
Intangible assets	18,400	18,400
Goodwill	1,390	1,390
Other non-current assets	47,364	39,525
Total assets	$451,447	$615,107
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$11,643	$18,029
Accrued expenses and other current liabilities	104,291	51,487
Forward contract and derivative liability	—	84,710
Total current liabilities	115,934	154,226
Non-current operating lease liability	39,958	32,782
Notes payable	238,900	—
Other non-current liabilities	4,583	4,663
Total liabilities	399,375	191,671
Shareholders' Equity:
Preferred shares, no par value; 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2025 and 2024	—	—
Common shares, no par value; 200,000,000 shares authorized as of December 31, 2025 and 2024; 132,775,113 and 101,221,989 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1,934,276	1,656,702
Additional paid-in capital	193,984	112,369
Accumulated deficit	(2,084,536)	(1,345,714)
Accumulated other comprehensive income	8,348	79
Total shareholders' equity	52,072	423,436
Total liabilities and shareholders' equity	$451,447	$615,107

BIOHAVEN LTD.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(145,555)	$(186,843)	$(738,822)	$(846,422)
Add: non-cash share-based compensation expense	16,952	12,695	112,361	71,963
Add: loss (gain) from change in fair value of derivatives	20,700	890	29,500	(16,140)
Non-GAAP adjusted net loss	$(107,903)	$(173,258)	$(596,961)	$(790,599)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(1.21)	$(1.85)	$(6.86)	$(9.28)
Add: non-cash share-based compensation expense	0.14	0.13	1.04	0.79
Add: loss (gain) from change in fair value of derivatives	0.17	0.01	0.27	(0.18)
Non-GAAP adjusted net loss per share — basic and diluted	$(0.90)	$(1.71)	$(5.55)	$(8.67)

MoDE and TRAP are trademarks, of Biohaven Therapeutics Ltd.

Investor Contact:

Jennifer Porcelli
Vice President, Investor Relations
jennifer.porcelli@biohavenpharma.com
+1 (201) 248-0741

Media Contact:

Mike Beyer
Sam Brown Inc.
mikebeyer@sambrown.com
+1 (312) 961-2502